AGREEMENT AND PLAN OF MERGER

By and Among

Liberty Partners Holdings 28 LLC,

Teach Acquisition Corporation

and

Concorde Career Colleges, Inc.

June 21, 2006

057223.00125/11527213v.17

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS1

LIST OF EXHIBITS

Exhibit 1.1 Form of Escrow Agreement
Exhibit 2.2 Form of Certificate of Merger
Exhibit 3.1 Form of Certificate of Incorporation of the Surviving Company

LIST OF SCHEDULES

Company Disclosure Schedule
Buyer Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 21, 2006, by and among LIBERTY PARTNERS HOLDINGS 28 LLC, a Delaware limited liability company (the “Buyer”), Teach Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer (the “Merger Sub”), and CONCORDE CAREER COLLEGES, INC., a Delaware corporation (the “Company”).

RECITALS

A.  The Board of Directors of the Buyer has determined that it is in the best interests of its stockholders that Merger Sub be merged with and into the Company and, to that end, has approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement (as hereinafter defined).

B.  As a condition and an inducement to Buyer and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is simultaneously entering into Stock Voting Agreements with certain stockholders of the Company, who, collectively, hold an aggregate of approximately thirty five percent (35%) of the voting power of the outstanding shares of the Company Stock (as hereinafter defined) (the “Voting Agreements”).

C.  The Board of Directors of the Company has determined that it is in the best interests of its stockholders that Merger Sub be merged with and into the Company and, to that end, has approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement and the Voting Agreements, including for purposes of rendering the restrictions of Section 203 of the Delaware General Corporation Law inapplicable to this Agreement, the Voting Agreements, the Merger (as hereinafter defined) and the other transactions contemplated hereby and thereby, and has unanimously recommended that this Agreement and the transactions contemplated thereby be approved by the Company’s stockholders.

D.  Buyer, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish certain conditions precedent to, the Merger.

AGREEMENT

In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows.

ARTICLE I

DEFINITIONS

1.1  Defined Terms.    As used herein, the following capitalized terms have the following meanings:

ABHES: Accrediting Bureau of Health Education Schools.

ACCSCT:  Accrediting Commission of Career Schools and Colleges of Technology.

Accrediting Body: Any non-governmental entity or organization that has been recognized by the DOE as a reliable authority as to the quality of training offered by “institutions of higher education,” “proprietary institutions of higher education,” or “educational programs”(as those terms are defined by the DOE) under 34 C.F.R. Part 602 as promulgated by the DOE, including the ACCSCT, the COE and the ABHES.

Acid Test Ratio: A fraction, the numerator of which is the Quick Assets, and the denominator of which is the Current Liabilities.

Acquisition Proposal: Any proposal or offer with respect to a merger, reorganization, recapitalization, share exchange, consolidation, sale, purchase, tender offer, exchange offer or similar transaction involving any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Company or any of its Subsidiaries, or any of the Company’s or any such Subsidiary’s assets.

Additional Agreements: Those agreements listed in this Agreement and attached hereto, either as of the date hereof or, subject to the mutual agreement of the parties, prior to Closing, as exhibits and incorporated herein by reference, including the Paying Agent Agreement and Voting Agreements, as well as all assignments and ancillary agreements necessary to effectuate the Merger.

Affiliate: Any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and in any event and without limitation of the previous sentence, any Person beneficially owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that person.

Agreement: This Agreement and Plan of Merger, including the preamble, recitals, exhibits and schedules hereto, all of which are hereby incorporated herein by reference and made a part hereof.

Buyer: See the preamble to this Agreement.

Buyer Disclosure Schedule: That schedule from Buyer to the Company to be delivered upon the execution of this Agreement, and updated, subject to the approval of the Company, and redelivered at Closing, which sets forth certain disclosures concerning Buyer and its business.

Buyer Material Adverse Effect: Any change, event, occurrence or state of facts which materially and adversely affects, or which would reasonably be expected to materially and adversely affect, the ability of Buyer to consummate the Transactions.

Certificates: Certificates representing Company Shares.

Certificate of Merger: The document to be prepared by the parties hereto, in substantially the form attached hereto as Exhibit 2.2, in compliance in all respects with the requirements of the DGCL and the provisions of this Agreement and which shall be filed with the Secretary of State of the State of Delaware.

Closing: A meeting for the purpose of concluding the Transactions to be held at the place and on the date fixed in accordance with Section 2.3.

Code: The Internal Revenue Code of 1986, as amended.

COE: Council on Occupational Education.

Commercially Reasonable Efforts: Efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

Company: See the preamble to this Agreement.

Company Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, sponsored, maintained, contributed to or to which there is an obligation to contribute by the Company, its Subsidiaries, or any ERISA Affiliate, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate.

Company Disclosure Schedule: That schedule from the Company to Buyer and the Merger Sub to be delivered upon the execution of this Agreement, and, subject to the prior written approval of Buyer, updated and redelivered at the Closing, which sets forth certain disclosures concerning the Company and its business.

Company Material Adverse Effect: Any change, event, occurrence or state of facts which materially and adversely affects, or which would reasonably be expected to materially and adversely affect, (a) the ability of the Company to consummate the Transactions, (b) the ability of the Surviving Company to participate in the Title IV Programs following the date of the Closing, or (c) the results of operations, financial condition, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole, other than any change or effect (i) to the extent due to changes in the U.S. economy or financial markets generally, (ii) to the extent due to changes in the industry in which the Company operates that affect all Persons active in such industry substantially in the same manner and to the same extent or (iii) arising out of or as a result of the public announcement of the Transactions.

Company SEC Reports: The forms, reports and documents filed by the Company with the SEC since January 1, 2000.

Company Share Consideration: The aggregate amount of cash consideration to be paid to all holders of Company Shares upon the effectiveness of the Merger, pursuant to Section 5.1(a).

Company Shares: The Company Stock issued and outstanding immediately prior to the Effective Time.

Company Stock: The authorized shares of common stock, $.10 par value per share, of the Company.

Company’s Stockholder Meeting: The meeting of the stockholders of the Company to be held as promptly as reasonably practicable after the date hereof for the purpose of voting upon the approval and adoption of this Agreement and the Transactions.

Covered Expenses: Fees, costs, expenses (including fees and expenses of legal counsel, accountants, consultants, appraisers, lenders, advisors, and other representatives and third party vendors) incurred by either the Company or Buyer in connection with or relating to any evaluation (including Buyer’s due diligence investigation of the Company), pursuit and consummation of the Transactions, whether or not consummated.

Current Liabilities: The sum of the Company’s current liabilities, including accrued liabilities, student deposits, prepaid and unearned tuition and fees (current and non-current), in each case determined in accordance with U.S. GAAP.

DGCL: The General Corporation Law of the State of Delaware, as amended.

Dissenting Shares: Company Shares which are held by stockholders who have properly exercised and perfected, or are in the process of perfecting, appraisal rights under Section 262 of the DGCL.

DOE: The U.S. Department of Education.

Educational Agency: Any Person, whether governmental, government chartered, tribal, private or quasi-private, that engages in granting or withholding Educational Approvals for or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, including any Accrediting Body, the DOE, any State Educational Agency, any student loan guaranty agency, the U.S. Department of Veterans Affairs and any state approving agency for veterans education training benefits.

Educational Approval: Any license, permit, authorization, certification, accreditation, program participation agreement or similar approval issued by any Educational Agency to the Company, any Institution or any School, including any such approval required for participation in any Student Financial Assistance Program.

Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the Parties and specified in the Certificate of Merger.

Employees: Any and all individuals employed by the Company or any of its Subsidiaries.

Environmental Claim: Any action, cause of action, claim, investigation, demand or notice by any Person alleging liability or potential liability under, or non-compliance with, any Environmental Law.

Environmental Law: All Laws, Permits, Judgments of any Government Authority, and agreements with any Governmental Authority or other Person, including real property leases, in each case, as amended from time to time, (a) relating to pollution or protection of the environment, natural resources or human health and safety (including worker health and safety), including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, disposal, Release (as hereinafter defined), transport, arrangement for transport for disposal or treatment, arrangement for disposal or treatment, remediation, abatement, cleanup or handling, presence of or exposure to Hazardous Substances, (b) with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) relating to the management, use, restoration, or compensation for lost use of or damage to natural resources.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: Any trade or business, whether or not incorporated that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(m) or (o) of the Code.

Escrow Agent: Citibank, N.A., or such other escrow agent selected by Buyer and reasonably acceptable to the Company.

Escrow Agreement: The escrow agreement, substantially in the form of Exhibit 1.1, to be entered into pursuant to Section 5.3(f).

Exchange Act: The Securities Exchange Act of 1934, as amended.

Governmental Authority: The U.S. or any national, state, county, municipal, local or foreign government, and any governmental court, agency, bureau, commission, authority or executive, legislative or judicial body, but excluding any Educational Agency.

Hazardous Substance: Any waste, material or substance listed, defined, regulated designated or classified as a “pollutant or contaminant,” hazardous, toxic, radioactive or a special waste under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos or asbestos-containing materials, PCBs, urea formaldehyde, mold, fungi and similar organisms.

HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Institution: A group of one or more Schools, consisting of a main campus and any additional locations or branches thereof, identified by a single six-digit Office of Postsecondary Education Identification (OPEID) number by the DOE.

Intangible Assets: Any and all (a) inventions (whether patentable or unpatentable or whether or not reduced to practice), improvements thereto, and U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trade names, trade dress, logos, slogans, symbols, corporate names, internet domain names, trademarks and service marks and all registration applications, registrations and renewals in connection therewith and all goodwill associated therewith; (c) copyrights and all registration applications, registrations and renewals in connection therewith and all derivatives and combinations thereof; (d) domain name registrations, registrations of Uniform Resource Locators (URLs) or other internet addresses; (e) computer software and databases (including data and related documentation); (f) trade secrets and confidential or proprietary business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (g) curricula, course materials, instructional video tapes, tape recordings and visual aids and (h) copies and tangible embodiments of the foregoing (in whatever form of medium) and all files relating thereto.

IRS: The U.S. Internal Revenue Service.

Judgment: Any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any adjudicative order of or by any Governmental Authority.

Knowledge: The phrase “to the Knowledge of the Company,” or phrases of similar import, shall mean the actual knowledge of Jack L. Brozman, Patrick J. Debold, Paul R. Gardner, Asa E. Johnson, Diana D. Hawkins-Jenks, Randy Willy and Harry Dotson after due inquiry of individuals responsible for such matters at the Company and its Subsidiaries, including Lois Madsen, the Company’s Campus Presidents and Regional Directors of Operations, and the phrase “to the Knowledge of Buyer,” or phrases of similar import, shall mean the actual knowledge of Timothy Foster, after due inquiry of individuals responsible for such matters at Buyer and its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule.

Law: The common law and any U.S. federal, state, local or foreign statute, law, ordinance, code or other law, rule, regulation, code, Permit, order, judgment, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

Lien: Any mortgage, pledge, security interest, option, charge, claim, lien or encumbrance of any kind, which (a) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (b) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (c) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property or (d) otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Law, including Environmental Law, Judgment or any binding contract.

Merger: The merger of Merger Sub into and with the Company at Closing, as set forth in Section 2.1.

Merger Consideration: The aggregate amount of cash consideration to be paid to the holders of Company Shares and Options in an amount that is equal to the sum of the Company Share Consideration plus the Option Settlement Amount.

Merger Payment Fund: That amount of cash equal to the Merger Consideration, which shall be delivered by Buyer to the Paying Agent pursuant to the Paying Agent Agreement.

Merger Sub: See the preamble to this Agreement.

Option: Each option to purchase Company Stock issued pursuant to any of the Company’s Option Plans outstanding immediately prior to the Effective Time.

Option Cancellation and Termination Acknowledgement: An acknowledgement and release to be delivered by holders of Options, as set forth in Section 5.3(c).

Option Plans: The Company’s 2003 Long-Term Executive Compensation Plan, the Company’s 2002 Long-Term Executive Compensation Plan, the Company’s 2000 Long-Term Executive Compensation Plan, the Company’s 1998 Long-Term Executive Compensation Plan, the Company’s Second Amended and Restated 1988 Incentive Stock Option Plan and the Company’s Board of Directors Non-Qualified Stock Option Grants listed on Section 6.2 of the Company Disclosure Schedule.

Option Settlement Amount: The aggregate amount of cash consideration to be paid to directors, officers and Employees of the Company holding Options in exchange for cancellation of such Options, as set forth in Section 5.1(b).

Party: The Company, Merger Sub or Buyer.

Paying Agent: UMB Bank, n.a., which shall act as paying agent in connection with payment of the Merger Consideration, or such other paying agent selected by Buyer and reasonably acceptable to the Company for the benefit of the holders of Company Shares and Options.

Paying Agent Agreement: The agreement between Buyer and the Paying Agent to be entered into for the benefit of the stockholders and holders of Options of the Company to provide for the payment of the Merger Consideration and the management of the Merger Payment Fund, pursuant to Section 5.3.

Permit: Any license, certificate, filing, franchise, registration, notice, permit, approval, finding of suitability, consent, clearance, waiver, exemption, order, authorization, application, right or privilege of any nature, required, granted, issued, approved or allowed by any Governmental Authority.

Person: Any natural person, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, unincorporated entity of any kind, Governmental Authority or other entity of any kind or nature.

PPPA: A provisional program participation agreement issued by the DOE to any Institution pursuant to Title IV.

Preferred Stock: The authorized shares of preferred stock, $.10 par value per share, of the Company.

Proceeding: Any suit, action, litigation, arbitration, administrative hearing or other judicial, administrative or regulatory proceeding.

Proxy Statement: The proxy statement and form of proxy in connection with the vote of the stockholders of the Company with respect to the Merger and this Agreement together with any amendments thereof or supplements thereto in the form mailed to the Company’s stockholders.

Quick Assets: An amount equal to the sum of the Company’s cash and cash equivalents plus current accounts receivable net of related allowances and write-offs.

Representatives: Officers, employees, legal counsel, financial advisors, accountants or other authorized representatives of any of the Parties to be provided access to information pursuant to Section 8.5.

School: Any school location, including those listed on Section 6.21(b)(iii) of the Company Disclosure Schedule, regulated as such by any Educational Agency and owned or operated by the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, as applicable.

SEC: The U.S. Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended.

State Educational Agency: Any state educational licensing body that provides any license, permit, certification or other authorization necessary for any Institution or School to provide postsecondary education or any educational program in that state.

Student Financial Assistance Program: Any program of federal student financial assistance administered pursuant to Title IV and its implementing regulations promulgated by the DOE, as well as any state or other government-sponsored student assistance programs.

Subsidiary: In reference to any entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

Superior Proposal: Any unsolicited written bona fide Acquisition Proposal made by a third party to acquire all of the issued and outstanding Company Stock, or all or substantially all of the Company’s assets, on terms which the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company and its stockholders (including taking into account the financing thereof) than the Transactions.

Surviving Company: The Company, as the survivor of the Merger, as set forth in Section 2.1.

Tax: (a) Any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

Tax Return: Any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

Title IV: Title IV of the Higher Education Act of 1965 (20 U.S.C. 1070 et seq.), as amended, and any amendments or successor statutes thereto.

Title IV Program: Any program of student financial assistance authorized pursuant to Title IV.

TPPPA: A temporary provisional program participation agreement issued by the DOE to any Institution pursuant to Title IV.

Transactions: The transactions contemplated by this Agreement, including the Merger and those contemplated by the Additional Agreements.

U.S.:  United States of America.

U.S. GAAP: Generally accepted accounting principles as in effect in the U.S.

Voting Agreements: See the recitals to this Agreement.

1.2  Additional Terms.  Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. In construing this Agreement, the following principles shall be followed:

(a)  the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)  except as otherwise set forth herein, references to Articles, Sections, schedules, exhibits and other subdivisions, subsections or clauses refer to the Articles, Sections, schedules, exhibits and other subdivisions, subsections or clauses of this Agreement;

(c)  a reference to any Person shall include such Person’s predecessors;

(d)  unless otherwise set forth herein, all accounting terms have the meanings assigned to them in accordance with U.S. GAAP;

(e)  no consideration shall be given to the captions of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f)  the words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(g)  unless otherwise set forth herein, a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(h)  the plural shall be deemed to include the singular and vice versa; and

(i)  the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

ARTICLE II

TERMS OF THE MERGER

2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in which (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, (b) the separate existence of Merger Sub shall thereupon cease, (c) the Company shall be the survivor of the Merger and, as the Surviving Company, shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer, retaining its corporate name, and its other rights, privileges, immunities, powers and franchises, unaffected by the Merger, and shall assume all the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the DGCL.

2.2  Effective Time.  Subject to the terms and conditions of the Agreement, the Parties shall prepare and execute a Certificate of Merger substantially in the form of Exhibit 2.2, attached hereto. The Certificate of Merger shall be filed on the date of Closing (or such other date as agreed by Buyer and the Company) with the Secretary of State of the State of Delaware in the manner provided in the DGCL and the Merger shall be effective at the Effective Time.

2.3  Closing.  Unless this Agreement shall have been terminated in accordance with Section 10.1, the Closing of the Merger shall occur at the offices of Blank Rome LLP, The Chrysler Building, 42nd Street and Lexington Avenue, New York, New York 10174, commencing at 10:00 A.M., local time, on the third business day following the date on which the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) subject to the terms and conditions of the Agreement, or at such other place, time and date as Buyer and the Company may agree in writing.

ARTICLE III

CERTIFICATE OF INCORPORATION AND

BYLAWS OF THE SURVIVING COMPANY

3.1  Certificate of Incorporation.  At the Effective Time and in accordance with the DGCL, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the Merger by adoption of the Certificate of Incorporation attached as Exhibit 3.1 hereto, and such Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Company and thereafter may be amended or repealed in accordance with its terms and as provided by applicable Law.

3.2  The Bylaws.  At the Effective Time and without any further action on the part of the Surviving Company, Buyer, or Merger Sub, the Bylaws of Merger Sub in effect prior to the Effective Time shall be the Bylaws of the Surviving Company and thereafter may be amended or repealed in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by applicable Law.

ARTICLE IV

DIRECTORS AND OFFICERS OF

THE SURVIVING COMPANY

4.1  Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, all in accordance with the Surviving Company’s Certificate of Incorporation and Bylaws.

4.2  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, all in accordance with the Surviving Company’s Certificate of Incorporation and Bylaws.

ARTICLE V

MERGER CONSIDERATION; CONVERSION OR

CANCELLATION OF COMPANY SHARES IN THE MERGER

5.1  Merger Consideration.  The Merger Consideration shall be $114,528,168 (assuming the issuance prior to the Effective Time of 1,500 Company Shares as permitted under Section 8.1(a)), as more particularly described below:

(a)  Subject to the terms and conditions of this Agreement, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, each Company Share, other than Dissenting Shares, treasury shares or Company Shares owned by Buyer, or any direct or indirect wholly owned Subsidiary of Buyer, shall be cancelled as set forth in Section 5.2 and shall be converted into the right to receive an amount to be paid in cash equal to Nineteen and 80/100 Dollars ($19.80) per Company Share (“Per Share Company Share Consideration”), without interest thereon, upon surrender of the Certificate representing such Company Share, in accordance with Section 5.3.

(b)  Subject to the terms and conditions of this Agreement, at the Effective Time each Option shall be cancelled as set forth in Section 5.2 and each Option with respect to each share of Company Stock issuable upon the exercise thereof shall be converted into the right to receive an amount to be paid in cash equal to the amount, if any, by which (i) the Per Share Company Share Consideration exceeds (ii) the applicable exercise price payable upon exercise of such Option with respect to such share of Company Stock.

(c)  Notwithstanding Section 5.1(b), if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery sections thereof, any Options held by such individual shall be repurchased by the Company immediately prior to the Effective Time, as previously authorized by the Board of Directors of the Company, for cash in an amount equal to the amount that such individual would, but for this provision, have been entitled to receive in connection with the Merger pursuant to Section 5.1(b).

5.2  Cancellation of Company Shares and Options.

(a)  All Company Shares, by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, shall cease to be outstanding, be automatically canceled and cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such Certificate in accordance with Section 5.3, the Per Share Company Share Consideration.

(b)  At the Effective Time, each Company Share that is held by the Company as treasury stock or held by Buyer or any direct or indirect wholly owned Subsidiary of Buyer, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, cease to be outstanding, be automatically canceled and cease to exist without payment of any consideration therefore.

(c)  As of the Effective Time, the Company shall cause all Option Plans to terminate and any rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Company Stock, any other capital stock of the Company or the capital stock of any of the Company’s Subsidiaries shall be automatically canceled.

(d)  At the Effective Time, each Option shall cease to be outstanding, be automatically canceled and cease to exist, and each Option shall only entitle the holder thereof to the payment set forth in Section 5.1(b). Prior to the Effective Time, the Company shall use its Commercially Reasonable Efforts, subject to the terms of the Option Plans, including satisfying any applicable notice requirements, to cancel any outstanding Options effective at and as of the Effective Time, without any payment therefore except as set forth in Section 5.1(b).

(e)  Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Company.

5.3  Payment for Company Shares and Options in the Merger.  The manner of making payment for Company Shares and Options in the Merger shall be as follows:

(a)  At the Effective Time, subject to Section 5.3(f), pursuant to the Paying Agent Agreement, Merger Sub shall make available, or shall cause to be made available, to the Paying Agent, (i) the Company Share Consideration payable pursuant to Section 5.1(a), and (ii) the Option Settlement Amount payable pursuant to Section 5.1(b), which cash amount shall constitute the Merger Payment Fund. Pursuant to the terms of the Paying Agent Agreement, the Merger Payment Fund shall be invested by the Paying Agent, as directed by the Buyer, so long as such directions do not impair the rights of the holders of Company Shares or Options, in direct obligations of the U.S., obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody’s Investors’ Services or Standard & Poor’s Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 of positive net worth; and any net earnings with respect thereto shall be paid to the Surviving Company as and when requested by the Surviving Company. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 5.3 out of the Merger Payment Fund. At any time after the Effective Time, upon notice from the Surviving Company that a stockholder has properly dissented, demanded payment of the fair value of his/her/its shares and otherwise properly perfected his/her/its appraisal rights under Section 262 of the DGCL, the Paying Agent shall promptly repay to the Surviving Company from the Merger Payment Fund an amount equal to the product of (A) the number of Dissenting Shares held by such stockholder and (B) the Per Share Company Share Consideration. The Merger Payment Fund shall not be used for any purpose other than as described herein.

(b)  Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefore. Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates from the Merger Payment Fund an amount equal to the Per Share Company Share Consideration. After the Effective Time and until so surrendered, such Certificates shall represent solely the right to receive an amount equal to the Per Share Company Share Consideration with respect to each of the Company Shares represented thereby. No interest shall be paid or accrue on the amount of the Company Share Consideration payable upon surrender of the Certificates. If any payment of the Company Share Consideration from the Merger Payment Fund is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefore is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Paying Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any Party, or any employee, officer, director, agent or Affiliate thereof, shall be liable to a holder of Company Shares for any Company Share Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate cash in an aggregate amount equal to the Per Share Company Share Consideration multiplied by the number of Company Shares formerly represented by such Certificate payable pursuant to this Agreement. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(c)  Promptly after the Effective Time, Buyer shall instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days after the Paying Agent receives an electronic copy of the Company’s option records as of the Effective Time, suitable for the Paying Agent’s use, to each Option holder who has not previously exercised his or her Option: (i) a form of letter of transmittal reasonably acceptable to the Company, which shall specify that the surrender, cancellation and termination of the Options shall be effected only upon proper delivery of (A) the Option (or a duly executed affidavit of loss in a form reasonably acceptable to Buyer) and (B), if not previously delivered to the Company, the duly authorized and executed Option Cancellation and Termination Acknowledgement to the Paying Agent and shall be in such form and have such other provisions as to which the Buyer and the Company may agree and (ii) instructions reasonably acceptable to the Company for use in effecting the surrender, cancellation and termination of the Option in exchange for such holder’s portion of the Option Settlement Amount in accordance with Section 5.1(b); provided, however, that prior to payment of the applicable portion of the Option Settlement Amount to a holder of an Option, such holder must have (Y) delivered such Option to the Company (or a duly executed affidavit of loss in a form reasonably acceptable to Buyer) and (Z) duly authorized, executed and delivered to the Paying Agent the Option Cancellation and Termination Acknowledgement or such other document necessary, or customarily required, in a form which shall be reasonably satisfactory to Buyer and the Surviving Company, indicating such holders acknowledgement that, except for such holders rights to receive a portion of the Option Settlement Amount as set forth in Section 5.1(b), any and all claims with respect to any Option shall be fully released and terminated. Until so surrendered, such Options shall represent solely the right to receive the Option Settlement Amount. No interest shall be paid or accrue on the Option Settlement Amount.

(d)  Pursuant to the Paying Agent Agreement, any portion of the Merger Payment Fund (including any interest thereon or earnings or profits with respect thereto) which remains unclaimed by the former stockholders or option holders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand of the Surviving Company, and any former stockholders or option holders of the Company shall thereafter look only to the Surviving Company for payment of their claim for the Company Share Consideration for the Company Shares or the Option Settlement Amount for the Options. The Surviving Company’s obligations to former stockholders and option holders of the Company with respect to the payment of Merger Payment Fund shall be guaranteed by Buyer.

(e)  The Paying Agent or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Options, such amounts as the Surviving Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares or Options in respect of which such deduction and withholding was made by the Surviving Company or the Paying Agent, as the case may be.

(f)  Notwithstanding any provision of this Agreement to the contrary, after due execution and delivery of the Escrow Agreement by the parties thereto, and promptly upon satisfaction of the condition set forth in Section 9.1(c)(i), Merger Sub shall make available, or cause to be made available, to the Escrow Agent $76,500,000 in cash to be held and disbursed by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement. Any of such funds that are subsequently paid or otherwise transferred by the Escrow Agent to the Paying Agent, as contemplated by the Escrow Agreement, shall be deemed to constitute payments in satisfaction of Merger Sub’s obligations under Section 5.3(a) hereof. Each Party shall use their Commercially Reasonable Efforts to enter into the Escrow Agreement within ten (10) business days after the date hereof.

5.4  Dissenting Shares.

(a)  Notwithstanding anything in this Agreement to the contrary, those Company Shares which immediately prior to the Effective Time are Dissenting Shares shall not be converted into the right to receive the Company Share Consideration as provided in Section 5.1 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Company Share Consideration, without any interest thereon, as provided in Section 5.1 and such shares shall no longer be Dissenting Shares.

(b)  The Company shall give Buyer and Merger Sub (i) notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL, received by the Company within one business day after such receipt, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

5.5  Transfer of Company Shares After the Effective Time.  No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the business day preceding the date of the Effective Time.

5.6  Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Company are fully authorized in the name of the Company to take any and all such action.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule (each Section of which qualifies the numbered representation and warranty only), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

6.1  Company Shares.  The Company Shares, at the Effective Time, will constitute all of the issued and outstanding capital stock of the Company and all such shares of Company Shares will have been duly authorized, validly issued and shall be fully paid and non-assessable and not subject to any preemptive (or similar) right.

6.2  Capitalization  The entire authorized capital stock of the Company consists of 19,400,000 shares of Common Stock and 600,000 shares of Preferred Stock. As of the date hereof, 5,515,331 shares of Common Stock were issued and outstanding, 947,366 shares of Common Stock were held in treasury and no shares of Preferred Stock were outstanding. The issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and not subject to any preemptive (or similar) right. As of the date hereof, the Company has reserved for issuance 884,508 shares of Common Stock, of which 59,273 shares are reserved for issuance under the Company’s 2003 Amended and Restated Employee Stock Purchase Plan, 265,467 shares are reserved for issuance under the Option Plans for options that have not been granted and 559,768 shares are reserved under outstanding options, which have an aggregate exercise price of $6,146,812. Section 6.2 of the Company Disclosure Schedule includes a true and correct list of all the Option Plans and all holders of outstanding options under such Option Plans, including the name of such holder, the number of shares of Company Stock subject to each such option, the date of grant and the exercise price per share of each such option. All outstanding options under such Option Plans, including the Options, are fully vested. All the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are owned by the Company, or by another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive (or similar) right. Except as set forth in Section 6.2 of the Company Disclosure Schedule, there are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock or securities of any of its Subsidiaries. There are no outstanding or authorized options, warrants, subscriptions, calls, demands or rights of any character relating to the Company’s capital stock, or the capital stock of its Subsidiaries, whether or not issued, which the Company, or any of its Subsidiaries, is a party to, including securities convertible into or evidencing the right to purchase any capital stock or other securities of the Company or any of its Subsidiaries. Other than with respect to the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any capital stock or other equity securities of any corporation or (ii) any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any Person. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No agreement or other document to which the Company or any of its Subsidiaries is a party grants or imposes on any Company Shares any right, preference, privilege or transfer restriction with respect to the Transactions (including any rights of first refusal). All Company Shares that may be issued upon the exercise of Options will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive (or similar) rights. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

6.3  Corporate Organization, Qualification and Power.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. The Company’s Subsidiaries are listed on Section 6.3 of the Company Disclosure Schedule, and, except as disclosed on Section 6.3 of the Company Disclosure Schedule, the Company owns no interest in any corporation, partnership, proprietorship or any other business entity. The Company has heretofore made available to Buyer true and correct copies of its Certificate of Incorporation, as amended, and Bylaws, as amended, and the Articles of Incorporation and Bylaws, or other comparable charter or organizational documents, of its Subsidiaries, in each case as amended to the date of this Agreement, and all such documents as so delivered are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, Bylaws, or other comparable charter or organizational documents.

6.4  Authorization of Agreement and Merger.  The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (subject to the requisite approval of the Merger by stockholders of the Company holding a majority of the outstanding voting stock of the Company, pursuant to Section 251(c) of the DGCL). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, and the Voting Agreements, have been duly and validly authorized by the Board of Directors of the Company, which has (i) approved this Agreement, the Voting Agreements, the Merger and the Transactions, (ii) determined that the Transactions are advisable and in the best interests of the holders of Company Shares and (iii) determined to recommend this Agreement, the Merger and the Transactions to the Company’s stockholders for approval and adoption, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder or to consummate the Transactions (other than the majority vote of the outstanding Company Stock for the adoption of the Merger Agreement, pursuant to Section 251(c) of the DGCL).

6.5  Enforceable Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

6.6  No Conflicts, Violations, Breaches or Defaults.

(a)  The execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or the comparable charter or organizational documents of any of its Subsidiaries; (ii) except with respect to the Pre-Closing Educational Consents and Post-Closing Educational Consents set forth in Section 6.6(a)(ii) of the Company Disclosure Schedule, require any consent, approval, authorization or permit of, or filing with, or notification to, any Educational Agency, (iii) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (B) the filing of the Certificate of Merger pursuant to the DGCL and, as set forth in Section 6.6(a)(iii)(B) of the Company Disclosure Schedule, the documents with the relevant authorities of other states in which the Company is authorized to do business; (C) as set forth in Section 6.6(a)(iii)(C) of the Company Disclosure Schedule, such filing or consent as may be required under any environmental, health or safety Law; or (D) as set forth in Section 6.6(a)(iii)(D) of the Company Disclosure Schedule, approvals, if any, required of state Governmental Authorities having jurisdiction over the Company; (iv) except as set forth in Section 6.6(a)(iv) of the Company Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or result in (or create in any party the right to cause) any modification, termination, cancellation or acceleration of any performance or payment required by the Company or its Subsidiaries under, (A) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under clause (ii) or (iii) above), or (B) any mortgage, bond, indenture, agreement, contract, Permit, license or other instrument or obligation to which the Company or its Subsidiaries, or any of their respective properties or assets, are subject or bound; or (v) result in the creation of any Lien on any of the property or assets of the Company or its Subsidiaries; other than, in the case of clauses (ii), (iii) and (iv), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, or the occurrence of any breach, violation, Judgment, Lien, default or loss would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Except as set forth in Section 6.6(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not trigger (i) any rights or remedies of any third party or (ii) any obligations of the Company or any of its Subsidiaries to third parties, under any and all agreements, arrangements, contracts and understandings, whether written or otherwise, to or by which the Company or any of its Subsidiaries or any of their respective assets or properties are subject or bound.

6.7  Company SEC Reports.  Except as set forth in Section 6.7 of the Company Disclosure Schedule, since January 1, 2003, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied as of their respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, the Company SEC Reports did not, and all such documents filed with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company SEC Reports or Section 6.7 of the Company Disclosure Schedule, the Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Without limiting the generality of the foregoing, and except as set forth in Section 6.7 of the Company Disclosure Schedule (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud known to the Company that involves management or other Employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

6.8  Financial Statements; Accounting Matters.  The statements of financial position and the related statements of revenues and expenses, stockholders’ equity and cash flows (including the related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except as otherwise noted therein or in Section 6.8 of the Company Disclosure Schedule), and present fairly the financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments in amounts that are not, individually or in the aggregate, material and except that the unaudited interim financial statements do not contain all of the footnote disclosures required by U.S. GAAP). Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (including Tax liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since December 31, 2005, liabilities or obligations under this Agreement, or liabilities or obligations, that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Surviving Company to conduct the businesses of the Company and its Subsidiaries substantially in the manner conducted on the date hereof.

6.9  Proxy Statement.  None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will at the time of the mailing of the Proxy Statement and at the time of the Company’s Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will (with respect to the Company and other information supplied by the Company for inclusion therein) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.10  Litigation.  Except as set forth in Section 6.10 of the Company Disclosure Schedule, as of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, any of their respective properties, assets or business, or any of their respective current or former officers or directors, in their capacity as such, or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, which, individually or in the aggregate, would have a Company Material Adverse Effect.

6.11  Taxes.

                       (a)  Except as set forth in Section 6.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have timely filed all Tax Returns that were required to be filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 6.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)  No audits or other administrative proceedings or court proceedings have been conducted during the last five (5) years, are presently pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member and, to the Knowledge of the Company, no material issues have been raised by any Tax Authority in connection with any Tax or Tax Return.

(c)  Buyer has received true and correct copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and each of its Subsidiaries relating to the taxable periods since January 1, 2003 and (ii) any audit report issued within the last five (5) years relating to any Taxes due from or with respect to the Company and each of its Subsidiaries.

(d)  Except as set forth in Section 6.11(d) of the Company Disclosure Schedule and except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

(e)  Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing agreement or similar contract (whether or not written) other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar Law, as a transferee or successor, by contract or otherwise.

(f)  Neither the Company nor any of its Subsidiaries has a contract, agreement plan, or other similar type of arrangement currently in place covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. The Company is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Section 4999 of the Code.

(g)  Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the stockholders of the Company is a “foreign person” as such term is defined in Section 1445 of the Code.

(h)  Neither the Company nor any of its Subsidiaries has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(i)  Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, the IRS has not proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the date of Closing; (iii) prepaid amount received on or prior to the date of Closing; or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(j)  Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

(k)  Except as set forth in Schedule 6.11(k) of the Disclosure Schedule, each of the Company and its Subsidiaries has complied (and until the Effective Time will comply) with the provisions of the Code relating to the withholding and payment of Taxes including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required. Each of the Company and its Subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

(l)  Neither the Company nor any of its Subsidiaries has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(m)  The Company and each of its Subsidiaries (i) has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated and (ii) has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Agreement, the term “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

(n)  Neither the Company nor any of the Subsidiaries has or has ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the U.S. and such foreign country.

(o)  Neither the Company, nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against either the Company or any of its Subsidiaries.

6.12  Environmental Laws and Regulations.  Each of the Company and its Subsidiaries and their respective assets, businesses, operations and present and former properties, and to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, have complied with and are currently in compliance in all materials respects with all applicable Environmental Laws. Neither the Company nor any of its current or former Subsidiaries, nor, to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable has received any written notices, demand letters, request for information or any other written communication from any Governmental Authority or any third party claiming that the Company, any current or former Subsidiary or any such Person or their businesses, operations or present or former properties is or may be, in violation of, or liable under or, to the Knowledge of the Company, subject to investigation or inquiry with respect to, any Environmental Law, including liability for off-site disposal, personal injuries or property damages, and to the Knowledge of the Company, no such claims are threatened, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its current or former Subsidiaries. None of the Company, its current or former Subsidiaries and their assets, present or former properties, businesses and operations, nor to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, are subject to any material Proceeding or writ, judgment, decree, injunction or other order arising under any Environmental Law, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its current or former Subsidiaries; and no Hazardous Substance has been disposed of, spilled, leaked, discharged, emitted, poured or otherwise released or threatened to be released (collectively, “Release”) into the indoor or outdoor environment, including soils, sediments, groundwater or surface water, at or from, or is otherwise present at, under or about, any of the present or former properties where such Release or presence would be reasonably likely to result in any material Environmental Claim against the Company, any of its current or former Subsidiaries, or any Person for whose conduct any of them has agreed to be liable, and there are no other facts, circumstances, or conditions which would be reasonably likely to result in an Environmental Claim against the Company, any of its current or former Subsidiaries, or any Person for whose conduct any of them has agreed to be liable, including with respect to the off-site disposal of any Hazardous Substance and, to the Knowledge of the Company, the migration of Hazardous Substances to the present or former properties. For purposes of this Section 6.12, the term “present or former properties” shall include any properties owned, operated, leased, occupied or managed at any time by or on behalf of the Company or any of its current or former Subsidiaries.

6.13  Compliance with Applicable Laws.  Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all Permits necessary for the conduct of its businesses, except for failures to hold or to comply with such Permits, which, individually or in the aggregate, would not have a Company Material Adverse Effect. Other than with respect to environmental matters which are governed by Section 6.12, Taxes which are governed by Section 6.11, DOE and related regulatory matters which are governed by Section 6.21 and 6.22, labor matters which are governed by Section 6.24 and Company Benefit Plans which are governed by Section 6.20, the businesses of each of the Company and its Subsidiaries are not being conducted in violation of any Law or Permit, except for possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

6.14  Absence of Certain Changes.  Since December 31, 2005, the Company has conducted its business in the ordinary course and in a manner consistent with past practice and there has not been any:

(a)  Company Material Adverse Effect;

(b)  transactions by the Company or its Subsidiaries outside the ordinary course of business of the Company or its Subsidiaries, except for the Transactions;

(c)  declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or its Subsidiaries (other than distributions to the Company) or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

(d)  payments to any stockholder, except pursuant to arrangements described in the Company SEC Reports filed prior to the date of this Agreement pursuant to Item 404 of Regulation S-K of the SEC or in connection with transactions in the ordinary course of business upon commercially reasonable terms consistent with past practice of the Company;

(e)  sale, lease to any third party, transfer or assignment of material assets, tangible or intangible, of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice upon terms no less favorable to the Company than those that could be obtained in an arm’s-length transaction and other than the disposition of obsolete or unusable property;

(f)  material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to the tangible property of the Company or its Subsidiaries;

(g)  change by the Company or any of its Subsidiaries in their respective accounting methods, principles or practices, except as required by the rules and regulations of the SEC or U.S. GAAP;

(h)  revaluation by the Company or any of its Subsidiaries of any of their assets, including writing down the value of deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business;

(i)  except as set forth in Section 6.14(i) of the Company Disclosure Schedule, material increase in the base salary of any officer or Employee of the Company or its Subsidiaries, or adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, change-of-control or other similar plan for the benefit of the directors, officers or Employees of the Company or its Subsidiaries, except as consistent with past practices; or

(j)  event that would breach any of the prohibitions set forth in Section 8.1 if taken after the date hereof.

6.15  Title to Properties.  The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective properties and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments as are not material, individually or in the aggregate. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Section 6.15 of the Company Disclosure Schedule.

6.16  Real Estate.

(a)  Owned Real Estate. Section 6.16(a) of the Company Disclosure Schedule lists all the real property that is owned by the Company or its Subsidiaries (the “Owned Real Estate”). The Company or the Subsidiary set forth in Section 6.16(a) of the Company Disclosure Schedule has good and marketable fee simple title to all of the Owned Real Estate, in each case free and clear of all Liens, other than (i) Liens for current Taxes not yet due and payable, and water, sewer and other assessments not yet due and payable, (ii) ordinary course inchoate mechanics’ and materialmen’s Liens for construction in progress with respect to amounts not yet overdue, (iii) ordinary course workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and (iv) Liens, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title, that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the business of the Company and its Subsidiaries as presently conducted. Copies of title insurance policies obtained by the Company for each parcel of Owned Real Estate have been made available to Buyer. The Owned Real Estate is in compliance with all applicable zoning, subdivision, health and safety and other land use Laws (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Estate and operation of the Company’s business thereon does not violate in any material respect any Real Property Laws. Neither the Company nor any of its Subsidiaries has received any notice of violation of any Real Property Law.

(b)  Rental Real Estate. Section 6.16(b) of the Company Disclosure Schedule lists all real property that is leased to, used or occupied by the Company or its Subsidiaries in connection with their business but not owned by the Company or its Subsidiaries (the “Rental Real Estate”) and the leases, subleases and agreements pertaining to such Rental Real Estate (the “Leases”), true and correct copies of which, have been made available to the Buyer. The Leases are legal, valid, binding, enforceable and in full force and effect, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except for the Leases, there are no leases, subleases, licenses, concessions, or other agreements to which the Company or its Subsidiaries is a party, whether written or oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate. Subject to obtaining the necessary consents set forth in Section 6.6 of the Company Disclosure Schedule, the Transactions will not affect the validity, enforceability or continuity of any of the Leases. With respect to each of the Leases:

(i)  Neither the Company nor any of its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with a delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(ii)  No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

6.17  Intangible Assets.

(a)  Section 6.17 of the Company Disclosure Schedule contains a list of Intangible Assets of the Company by category. The Company and each of its Subsidiaries own all right, title and interest in, is licensed to use, or otherwise possesses valid licenses or other rights to use, all material Intangible Assets necessary to conduct its business as now conducted, free and clear of any Liens and without obligation to pay any royalties or other fees with respect thereto. There is no impediment at law or in equity relating to the Intangible Assets to the Company’s ability to consummate the Transactions, including the Merger.

(b)  There are no claims, demands or Proceedings instituted, pending, or, to the Knowledge of the Company, threatened in writing by any Person contesting or challenging the right of the Company or its Subsidiaries to use any of their material Intangible Assets.

(c)  Each Intangible Asset which is owned by the Company or one or more of its Subsidiaries has been maintained in good standing; the Company has taken all necessary steps to protect, preserve and maintain the material Intangible Assets, and any such material Intangible Asset licensed to the Company or its Subsidiaries has, to the Company’s Knowledge, been maintained in good standing.

(d)  To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, interfering with or otherwise violating the Intangible Assets of the Company or any of its Subsidiaries.

(e)  Neither the Company nor any of its Subsidiaries is using any material Intangible Asset of any other Person without such Person’s license, permission or consent.

(f)  Neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted, or interfered with or otherwise violated, or is infringing, misappropriating, diluting, interfering with or otherwise violating, any Intangible Assets of any other Persons.

(g)  The Company and each of its Subsidiaries has taken Commercially Reasonable Efforts to protect the secrecy, confidentiality and value of all Intangible Assets owned, held, or used by any one or more of them.

(h)  Neither the Company nor any of its Subsidiaries is in material violation or in material default of any license or other agreement granting rights in respect of any Intangible Assets, including any licenses for use of software.

(i)  The consummation of the Merger and the Transactions in accordance with the terms hereof will not impair materially the validity, enforceability, ownership, or right of the Company or its Subsidiaries to use its Intangible Assets; nor will it result in any termination or any restriction being imposed on any Intangible Assets or infringe the rights, including intellectual property rights, of any Person.

6.18  Insurance.  The Company and each of its Subsidiaries have obtained and currently maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each is maintaining in full force and effect casualty, general liability, business interruption, product liability and public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Subsidiaries. Such insurance coverages are set forth in Section 6.18 of the Company Disclosure Schedule. Since January 1, 2003, the Company has not been refused any insurance coverage or had any insurance policy canceled.

6.19  Contract Matters.

(a)  Agreements, Contracts and Commitments. Except as set forth in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement or on Section 6.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, nor are their properties or assets bound by, any Material Contract. For purposes of this Agreement, “Material Contract” means:

(i)  any collective bargaining agreements;

(ii)  any severance, bonus or employee retention agreement, contract, plan or binding commitment;

(iii)  any employment or consulting agreement, contract or binding commitment providing for future compensation or payments in excess of $75,000 in any year not terminable by the Company or its Subsidiaries on thirty (30) days’ notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company’s or Subsidiary’s ability to terminate Employees at will;

(iv)  any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $50,000 individually or in the aggregate, and any agreement of indemnification or guaranty between the Company or its Subsidiaries and any of their officers, directors or Employees, irrespective of the amount of such agreement or guaranty;

(v)  any agreement, contract or binding commitment, with the exception of the Educational Approvals, containing any covenant directly or indirectly limiting the freedom of the Company or its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Buyer or the Surviving Company;

(vi)  any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

(viii)  any Leases;

(ix)  other than in connection with the Merger and other transactions contemplated by this Agreement, any other agreement, contract or binding commitment which involves payment by the Company or its Subsidiaries of $75,000 or more in the aggregate which cannot be terminated on thirty (30) days’ notice without cost or expense to the Company or its Subsidiaries;

(x)  any agreement, contract or binding commitment defining the rights of the security (debt or equity) holders of the Company or any of its Subsidiaries;

(xi)  any agreement, contract or binding commitment to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock or other securities of any of its Subsidiaries;

(xii)  any agreement, contract or binding commitment to register the Company’s securities; or

(xiii)  any other agreements, contracts or binding commitments which are material to the Company or any of its Subsidiaries or the operation of their respective businesses.

The Company has provided or made available to Buyer true and correct copies of all Material Contracts as amended to date.

(b)  Performance of Contracts. Each of the Material Contracts of the Company and its Subsidiaries and all of the student enrollment agreements entered into by or on behalf of any of the Schools are in full force and effect and, assuming that such Material Contracts have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, constitute the valid, legal and binding obligation of the Company or its Subsidiaries and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, in each case except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. There are, as of the date hereof, no existing material breaches or material defaults by the Company or its Subsidiaries under any such Material Contract or the student enrollment agreements, and, no event has occurred which, with the passage of time or the giving of notice or both, could be expected to constitute such a breach or default and, as of the date of the Closing, there shall not be any breaches or defaults by the Company or its Subsidiaries under any such Material Contract or the student enrollment agreements which, individually or in the aggregate, would have a Company Material Adverse Effect.

6.20  Employee Benefit Plans.

(a)  The Company has made available to Buyer (i) true and correct copies of each Company Benefit Plan (and all amendments thereto) or an accurate description thereof; (ii) a copy of the most recent annual report, if any, with respect to each Company Benefit Plan; (iii) a copy of the most recent actuarial report, if any, with respect to each Company Benefit Plan; (iv) a copy of the most recent summary plan description, together with each summary of material modifications, if either exists, with respect to each Company Benefit Plan; (v) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) the most recent determination letter, if any, received from the IRS with respect to each Company Benefit Plan; and (vii) any other form or filing required to be submitted to any Governmental Authority with regard to any Company Benefit Plan that would reasonably be expected to have a Company Material Adverse Effect.

(b)  The Company has no formal plan or commitment to create any additional Company Benefit Plan or to amend or change in any material respect any existing Company Benefit Plan.

(c)  The Company has applied for and received a currently effective determination letter from the IRS for each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code stating that it is so qualified, and, to the Knowledge of Company, no event has occurred that could reasonably be expected to cause the loss of such qualification.

(d)  All contributions and premiums required to be paid under the terms of each of the Company Benefit Plans have, to the extent due, been paid in full or properly recorded and accrued on the financial statements or records of Company.

(e)  No Company Benefit Plan is subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title. No Company Benefit Plan is a Multiple Employer Plan or Multiemployer Plan within the meaning of Section 413(c) or 414(f) of the Code. No Company Benefit Plan provides a self-insured benefit. No Company Benefit Plan promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Section 4980B of the Code, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage. No Company Benefit Plan is a “MEWA” as defined in Section 3(40)(A) of ERISA.

(f)  Except as set forth in Section 6.20(f) of the Company Disclosure Schedule, all of the Company Benefit Plans are, and have been, operated and administered in compliance with their provisions and in all material respects with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Company and all fiduciaries of the Company Benefit Plans have complied with the provisions of the Company Benefit Plans and in all material respects with all applicable Laws, including ERISA and the Code and the regulations and rulings thereunder.

(g)  No Company Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(h)  Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Company Benefit Plan, (ii) increase in any material respects any benefit otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

(i)  There are no pending material Proceedings involving any Company Benefit Plan, which have been asserted or instituted against any of the Company Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or, to the Knowledge of the Company, against any fiduciary of any of the Company Benefit Plans (other than routine benefit claims) nor, to the Knowledge of the Company, are there facts which could form the basis for any such Proceeding. To the Knowledge of the Company, there are no investigations or audits by any Governmental Authority of any of the Company Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or, any fiduciary of any of the Company Benefit Plans which have been instituted or notice of which has been received by the Company or any of its Subsidiaries.

6.21  Regulatory Matters

.

(a)  Revenue Thresholds. For the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, each Institution has derived no more than ninety percent (90%) of its revenues on a cash basis from Title IV Program funds, as such calculation is set forth at 34 C.F.R. § 600.5(d). Section 6.21(a) of the Company Disclosure Schedule sets forth the correct statements of the percentages of revenue from Title IV Program funds for each Institution for each such fiscal year.

        (b)  Educational Approvals.

(i)  Each Institution and School holds, and since January 1, 2002 (the “Compliance Date”) has held, all material Educational Approvals required to conduct the business of such Institution and School as then conducted. Section 6.21(b) of the Company Disclosure lists all such Educational Approvals presently held by each Institution and School, and lists each Educational Agency granting such Educational Approvals. The Company has provided to Buyer correct and complete copies of all Educational Approvals listed on Section 6.21(b) of the Company Disclosure Schedule. The Educational Approvals listed on Section 6.21(b) of the Company Disclosure Schedule are in full force and effect, according to their terms, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or, to the Knowledge of the Company, threatened.

(ii)  Since the Compliance Date, no Institution or School has received written notice from any Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any Institution or any School should not be revoked. Neither the Company, its Subsidiaries, any Institution, nor any School has received any written notice (a) that any Educational Approval will not be renewed, or (b) that any Educational Approval is under investigation, review or audit by any Educational Agency.

(iii)  Each Institution is certified by the DOE as an eligible institution of higher education under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE. Section 6.21(b)(iii) of the Company Disclosure Schedule contains a complete and correct list of each eligible Institution as defined by the DOE operated by the Company and its Subsidiaries since the Compliance Date, with each School identified as a main campus or additional location, as applicable, and with applicable Office of Postsecondary Education Identification Numbers.

(iv)  Since the Compliance Date, each Institution and School has received all material Educational Approvals necessary for operations and receipt of Student Financial Assistance Program funds, including all such approvals required by all applicable Educational Agencies for each of campus, location, and educational and training program offered. Each educational program offered by any Institution or any School for which Title IV Program funds are provided is an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(v)  Each Institution and School has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) any shifts in ownership or control, including any changes in reported ownership levels or percentages.

               (c)  Cohort Default Rate. Section 6.21(c) of the Company Disclosure Schedule sets forth (i) the official, published cohort default rate (whether final or draft) for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for each Institution, for the federal fiscal years ending December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004; and (ii) the official cohort default rates on Federal Perkins Loans for award years 2001-2003 for each Institution which participates in such loan program. Such schedule is materially accurate in all respects.

                (d)  Student Recruiting. Since the Compliance Date, each Institution and School has complied with the Title IV Program requirements set forth at 20 U.S.C. § 1094(a)(20), and the DOE’s implementing regulations set forth at 34 C.F.R. § 668.14(b)(22), concerning the payment of commissions, bonuses or other incentive payments to admissions representatives, agents, or other persons engaged in any student recruiting, admissions, or other enrollment related activities, or in the making of decisions regarding the awarding of Title IV Program funds for or on behalf of any Institution or School.

                 (e)  Control Matters. No person who exercises substantial control over the Company, its Subsidiaries or any Institution (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) exercised substantial control over another postsecondary educational institution other than the Company (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. §§ 668.2) or a third-party servicer that owes a liability for a violation of any requirements of the Title IV Programs. No Institution nor any person who exercises substantial control over the Company, its Subsidiaries or any Institution (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the Knowledge of the Company, neither the Company nor any Institution nor any Affiliate of the Company or any Institution that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of any Institution, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither the Company nor any Institution knowingly employs, and, since the Compliance Date has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving, federal, state or local government funds.

(f)  Recruitment; Admissions Procedures; Attendance Reports.

(i)  The Company has made available to Buyer accurate copies of all policy manuals and other material statements of procedures or instructions currently in effect relating to (A) recruitment of students for each School, including procedures for assisting in the application by prospective students for direct or indirect funding under Student Financial Assistance Programs; (B) admissions procedures, including any descriptions of procedures for insuring compliance with applicable Educational Agency requirements; (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (D) procedures for processing, disbursing and returning Student Financial Assistance Program Funds (collectively, the “Policy Guidelines”).

(ii)  The operations of the Company, each Institution and each School have been conducted in accordance in all material respects with the Policy Guidelines and all relevant standards and requirements imposed by applicable Educational Agencies and other agencies administering Student Financial Assistance Programs.

(iii)  Since the Compliance Date, the Company, its Subsidiaries, each Institution and each School have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and each Institution or School to all Educational Agencies with which such filings are required in order to be in compliance in all material respects with applicable Educational Agency requirements, legal requirements governing programs pursuant to which such School or its students receive student financial assistance and all articulation agreements between the Company or such School and degree granting colleges and universities in effect as of the date hereof.

                (g)  Educational Agency Consents. To the Knowledge of the Company, there exist no facts or circumstances attributable to the Company, its Subsidiaries, any Institution or any School which would reasonably be expected to cause DOE, or any other Educational Agency whose authorization, consent, or similar approval is required for the consummation of the Transactions or the operation of any Institution or School after the date of Closing, to refuse to deliver such authorization, consent or similar approval. Neither the Company, its Subsidiaries, any Institution or any School, nor the respective employees thereof, have been or are subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Institutions and Schools by any Educational Agency that is required to approve the change or issue an Educational Approval to the Buyer, the Institutions or the Schools as a result of such a change.

                   (h)  Regulatory Deliveries. The Company has made available to Buyer true and correct copies of all material correspondence received from or sent by or on behalf of the Company, its Subsidiaries, any Institution or any School to any Educational Agency to the extent such correspondence (i) was sent or received since the Compliance Date or prior thereto if such correspondence relates to any issue which remains pending, and (ii) relates to (A) any written notice that any Educational Approval is not in full force and effect according to its terms, or that an event has occurred which constitutes or, with the giving or notice or the passing of time or both, would be expected to result in the revocation of such Educational Approval; (B) any written notice that any Institution or School has violated or is violating any legal requirement, regulation, rule, standard or requirement related to maintaining and retaining in full force and effect any Educational Approval; (C) any audits, program reviews, investigations or site visits conducted by an Educational Agency reviewing compliance by the Company, any Institution or any School with the statutory, regulatory or other requirements of an Educational Agency or an Educational Approval; (D) any written notice of any intent to limit, show cause, suspend, terminate, revoke, cancel, not renew or condition (including any action placing any Institution or any School on probation) the accreditation of any Institution, any School or any location thereof; (E) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company, any Institution or any School on the posting of a letter of credit or other surety in favor of the DOE or any documentation reflecting that such letter of credit is or was posted; (F) any written notice of an intent to provisionally certify the eligibility of any Institution to participate in the Title IV Programs or a copy of such a Provisional Program Participation Agreement; (G) the placement or removal of any Institution or any School on or from the reimbursement or cash monitoring method of payment under the Title IV Programs; and (H) any matter or proceeding disclosed in the Company Disclosure Schedule. The Company has also made available to Buyer true and correct copies of its annual independent compliance audits regarding each Institution’s participation in the Title IV programs, as submitted to the DOE in accordance with 34 C.F.R. § 668.23, since the Compliance Date.

                    (i)  Financial Statements. The Company has provided or made available to Buyer the financial statements submitted to the DOE on behalf of the Institutions and Schools since the Compliance Date.

6.22  Student Financial Assistance Programs.

(a)  Section 6.22(a) of the Company Disclosure Schedule lists each Student Financial Assistance Program pursuant to which student financial assistance, grants or loans are provided to or on behalf of any School’s students.

(b)  Since the Compliance Date, the Company, its Subsidiaries and each of Institutions and Schools have been and are in compliance in all material respects with any and all applicable Laws relating to any form of Student Financial Assistance Program funds, including the program participation, financial responsibility and administrative capability requirements defined by DOE at 34 C.F.R. §§ 668.14, 668.15-16, 668.171-175, as well as the student eligibility requirements defined by DOE at 34 C.F.R. §§ 668.31-39, and all other statutory and regulatory provisions related to any Institution’s or any School’s participation in Student Financial Assistance Programs.

(c)  Section 6.22(c) of the Company Disclosure Schedule lists the “composite score” for each Institution or School, as applicable, as calculated by the Company’s auditors pursuant to 34 C.F.R. § 668.172 and 34 C.F.R Part 668, Subpart L, Appendix A for the fiscal years ending December 31, 2002; December 31, 2003; December 31, 2004; and December 31, 2005.

(d)  Since the Compliance Date, each Institution or School, as applicable, has been in compliance in all material respects with all Educational Agency requirements and regulations, including the DOE requirements at 34 C.F.R. § 668.22, related to (i) fair and equitable refunds policies and (ii) the calculation and timely repayment of federal and nonfederal funds, and any and all refunds required thereunder as of the date of this Agreement have been timely paid by the Company, each Institution and each School, as applicable. For the purposes of DOE requirements and regulations on timely repayment of federal funds as referenced in the preceding sentence, materiality shall be determined in accordance with the compliance thresholds at 34 C.F.R. § 668.173(c).

(e)  Since the Compliance Date, neither the Company nor any Institution or School, as applicable, has received notice from any other Educational Agency that either the Company or any School or Institution, as applicable, lacked financial responsibility or administrative capability for any period under the Educational Agency’s Law or standards in effect in such period.

(f)  Since the Compliance Date, except as set forth in Schedule 6.22(f) of the Company Disclosure Schedule, neither the Company, any Institution or any School has received any written notice of (i) any alleged violation of any Law related to any Student Financial Assistance Program, or of any standard of any applicable Educational Agency, or of any Law related to maintaining and retaining in full force and effect any and all Educational Approvals necessary for any Institution’s or any School’s existing operations and receipt of Student Financial Assistance Program funds; or (ii) any investigation, audit or review of its operation or administration of any Student Financial Assistance Program.

(g)  Since the Compliance Date, all Student Financial Assistance Program funds provided to any student by any Institution or School, as applicable, have been calculated and made by the Company and its Schools in compliance in all material respects with applicable Laws and regulations, and all disbursements and record keeping thereto have been completed by the Company and the Schools, in compliance in all material respects with applicable Law, and there are no material deficiencies in respect thereto.

(h)  Since the Compliance Date, neither the Company nor any Institution or School, as applicable, have received notice of a request by any Educational Agency that any Institution or School post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, nor has the DOE placed any Institution or School, as applicable, on either the cash monitoring or reimbursement payment methods.

6.23  Takeover Statutes and Provisions.  The Company has taken all steps necessary to approve and irrevocably exempt the Transactions from any applicable takeover Law of any jurisdiction. Without limiting the generality of the foregoing, the Board of Directors of the Company has approved this Agreement, the Voting Agreements, the Merger and the Transactions in such manner as is sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreements, the Merger and the Transactions.

6.24  Labor Matters.   Except for any limitations of general application which may be imposed under applicable employment Laws, the Company and each of its Subsidiaries have the right to terminate the employment of each of the Employees and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, including those governing employment practices, the terms and condition of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, ERISA, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act and Title VII of the Civil Rights Act of 1964, as amended (collectively, “Labor Laws”). There is no Proceeding relating to any Employee pending by any Governmental Authority against the Company or any of its Subsidiaries for the enforcement of any such Labor Law; and, to the Knowledge of the Company, there is no other Proceeding, investigation or inquiry pending or threatened by any Governmental Authority against the Company or any of its Subsidiaries for the enforcement of any such Labor Law. Neither the Company nor any of its Subsidiaries is a party to or bound by any union or labor organization collective bargaining agreement, nor is any such agreement currently in effect or being negotiated by or on behalf of the Company or any of its Subsidiaries. There is no notice, activity or Proceeding by any labor union, labor organization or other group seeking to represent Employees of the Company or any of its Subsidiaries or to organize any such Employees. Neither the Company nor any of its Subsidiaries is the subject of any pending, or to the Knowledge of the Company, threatened Proceeding, investigation or inquiry asserting that the Company or any of its Subsidiaries has committed any material unfair labor practice or seeking to compel it to bargain with any labor union, labor organization or other group with respect to the Employees of the Company; nor is there pending, or to the Knowledge of the Company, threatened, any labor strike, material dispute, walk out, work stoppage, slow down or lockout involving any Employees. Except as set forth in Section 6.24 of the Company Disclosure Schedule, to the Knowledge of the Company no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other agreement that may have an adverse effect on (i) the performance by such Employee of any of his duties or responsibilities as an Employee or (ii) any of the businesses or operations of the Company or any of its Subsidiaries.

6.25  Affiliate Transactions.   Except as set forth in the Company SEC Reports, there is no Material Contract or other contract, agreement, commitment or arrangement (whether written or oral) between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of any class of the voting securities of the Company or (iii) Affiliate of any such officer, director or beneficial owner, on the other hand. There is no contract, agreement, commitment, arrangement or understanding between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer or director of the Company or any of its Subsidiaries, on the other hand, relating to the Transactions.

6.26  Broker’s Fees.  Except for the fees and expenses payable to BMO Capital Markets and Stifel, Nicolaus & Company, Incorporated, the Company’s financial advisors, which are reflected in their agreements with the Company, true and correct copies of which have been furnished to Buyer, neither the Company nor any of its Subsidiaries has employed or retained any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from the Company in connection with the Transactions.

6.27  Opinions of Financial Advisors.  The Board of Directors of the Company has received an opinion of Stifel, Nicolaus & Company, Incorporated to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view, a true and correct copy of which has been provided to Buyer.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as disclosed in the Buyer Disclosure Schedule (each Section of which qualifies the numbered representation and warranty only), Buyer and Merger Sub hereby represent and warrant to the Company as follows:

7.1  Corporate Organization, Qualification and Power.  Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Each of Buyer and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. Except as disclosed on the Buyer Disclosure Schedule, Buyer does not own any interest in any corporation, partnership, proprietorship or any other business entity. Buyer has heretofore made available to the Company true and correct copies of their respective Certificates/Articles of Incorporation and Bylaws.

7.2  Authorization of Agreement and Merger.  Buyer and Merger Sub have the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions. This Agreement, and the consummation by Buyer and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by the respective Board of Directors of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

7.3  Enforceable Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming it constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

7.4  No Conflicts, Violations, Breaches or Defaults.  The execution and delivery of this Agreement and the performance of the obligations hereunder by Buyer and Merger Sub, including the execution, delivery and performance of any Additional Agreements to which they are a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the Certificate/Articles of Incorporation or Bylaws of Buyer or Merger Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, including under the HSR Act, except (i) as requested by an Educational Agency; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Buyer or any of its Subsidiaries is authorized to do business; or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Buyer Material Adverse Effect; (c) except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance of Buyer or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above) or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which Buyer and/or its Subsidiaries are subject or bound or (d) result in the creation of any Lien on any of the assets of Buyer or its Subsidiaries which, individually or in the aggregate, would have a Buyer Material Adverse Effect.

7.5  Status of Buyer; Control Matters.  To the Knowledge of the Buyer, there exist no facts or circumstances attributable to the Buyer or any of its Subsidiaries or its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule which would reasonably be expected to cause DOE, or any other Educational Agency whose authorization, consent, or similar approval is required for the consummation of the Transactions or the operation of any Institution or School after the date of Closing, to refuse to deliver such authorization, consent or similar approval, or to impose a condition on such authorization, consent, or similar approval that would cause a failure of the conditions set forth in Section 9.1(c) to be satisfied. Neither the Buyer nor any of its Subsidiaries or its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule, nor the respective employees thereof, have been or are subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Institutions and Schools by any Educational Agency that is required to approve the change or issue an Educational Approval to the Buyer, the Institutions or the Schools as a result of such a change, or to impose a condition on such authorization, consent, or similar approval that would cause a failure of the conditions set forth in Section 9.1(c) to be satisfied. Except as set forth in Section 7.5 of the Buyer Disclosure Schedule, neither Buyer nor any person who exercises substantial control over Buyer (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) exercises or has exercised substantial control over a postsecondary educational institution. Neither Buyer nor any person who exercises substantial control over Buyer exercises or has exercised substantial control over a postsecondary educational institution or any third-party servicer (as that term is defined at 34 C.F.R. §§ 668.2) that owes a liability for a violation of any requirements of the Title IV Programs. Neither Buyer nor any person who exercises substantial control over Buyer has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Neither Buyer nor any affiliate of Buyer that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of Buyer has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Buyer does not, and, since the Compliance Date has not, knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving, federal, state or local government funds.

7.6  Proxy Statement.  None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will at the time of the mailing of the Proxy State-ment and at the time of the Company’s Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.7  Financing.  Buyer and Merger Sub have received a letter from Harris N.A. (the “Bank Commitment Letter”) confirming its commitment, subject to the terms and conditions thereof, to lend up to $35.0 million to Merger Sub. The proceeds from the financing pursuant to the Bank Commitment Letter may be used by Buyer and Merger Sub for purposes of, among other things, consummating the Transactions and providing working capital to the Surviving Company. Buyer and Merger Sub have received a letter (together with the Bank Commitment Letter, the “Financing Commitments”) providing, subject to the terms and conditions thereof, for an aggregate equity contribution by Liberty Capital Partners, Inc. of $76.5 million. A true and correct copy of the Financing Commitments has been delivered to the Company. In the event that the borrowings or amounts subscribed pursuant to the Financing Commitments in amounts sufficient to permit consummation of the Merger under the terms of this Agreement are unavailable for any reason, Buyer and Merger Sub shall use their respective Commercially Reasonable Efforts to obtain replacement financing from alternative sources on terms and conditions that are commercially reasonable.

7.8  Broker’s Fees.  Buyer has not employed or retained any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from Buyer in connection with the Transactions.

ARTICLE VIII
CONDUCT PENDING THE CLOSING AND COVENANTS

8.1  Conduct of Business by Company.  The Company covenants and agrees that prior to the Effective Time, unless Buyer agrees in writing or as otherwise contemplated by this Agreement, it will conduct its business and day to day operations (including those of any Subsidiary) in the ordinary and usual course of business, consistent with its past custom and practice, and the Company shall use, and cause each of its Subsidiaries to use, Commercially Reasonable Efforts to preserve intact the present business organization, keep available the services of its present officers and key Employees, and preserve the existing business relationships of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 8.1 of the Company Disclosure Schedule, the Company specifically agrees that, prior to the Effective Time, unless Buyer otherwise agrees in writing or as otherwise contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries will:

(a)  except (i) upon the exercise pursuant to the Option Plans of Options that have been granted prior to the date hereof and are set forth in Section 6.2 of the Company Disclosure Schedule and (ii) up to 1,500 shares of Company Stock to be issued pursuant to the Company’s 2003 Restated Employee Stock Purchase Plan in respect of elections made prior to the date hereof, authorize for issuance, issue, deliver, sell or dispose of, pledge or otherwise encumber (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for or creating the right to subscribe for any share of capital stock, or any rights, warrants, options, calls, or any other agreement of any kind to purchase or acquire any share of capital stock or such securities, or (B) any securities exchangeable for, in respect of, or in substitution for Company Stock, including, in the case of clauses (A) and (B), under the Company’s 2003 Restated Employee Stock Purchase Plan, it being understood that from and after the date hereof, no such shares or securities in excess of 1,500 shares of Company Stock shall be issued under the Company’s 2003 Restated Employee Stock Purchase Plan;

(b)  except pursuant to existing employee benefit plans, redeem, purchase or otherwise acquire any of its outstanding capital stock;

(c)  split, combine, subdivide or reclassify any share of its capital stock, or declare, set aside or pay any dividend, or make any distribution, on its capital stock;

(d)  amend the Company’s Certificate of Incorporation or Bylaws;

(e)  adopt a plan of liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, or other reorganization of the Company, or any Subsidiary, or alter in any manner the corporate structure or ownership of the Company or any Subsidiary;

(f)  except acquisitions that are not individually or in the aggregate material to the Company or any Subsidiary of the Company and in the ordinary course of business, consistent with past practice, make any acquisition, through merger, consolidation or otherwise;

(g)  (i) incur, assume, modify or prepay any indebtedness, obligations or liabilities for borrowed money, (ii) incur, assume, modify or prepay any other obligations or liabilities which exceed $250,000 individually or $1,000,000 in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a Subsidiary of the Company or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Subsidiary of the Company;

(h)  transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any assets outside the ordinary course of business and consistent with past practice, other than any dispositions that are not individually or in the aggregate material to the Company or any Subsidiary of the Company;

(i)  take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;

(j)  except as permitted by Section 8.2, take any action that would, or that would reasonably be expected to, cause any condition to Closing, as set forth in Article IX hereof, to not be satisfied;

(k)  pay, satisfy, discharge or, except as required by Law, settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Material Contract in effect on the date hereof;

(l)  modify or amend, or waive any material benefit under any Material Contract;

(m)  permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and consistent with past practice;

(n)  adopt, enter into, terminate or, except as required by Law, amend any employee plan, agreement, contract, arrangement or other Company Benefit Plan (provided that nothing herein is intended to prevent the Company or any of its Subsidiaries from hiring or firing Employees in the ordinary course of business and consistent with past practice), (ii) increase in any material manner the compensation or fringe benefits of, or pay any material bonus to, any director, officer or Employee of the Company or any of its Subsidiaries, or (iii) except pursuant to Section 5.2 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any Company Benefit Plan;

(o)  make any material change in its accounting or Tax policies or procedures, except as required by changes in U.S. GAAP or as required by Law;

(p)  settle any Proceeding which such settlement results in payments to or by the Company and its Subsidiaries in excess of $75,000 individually or $100,000 in the aggregate;

(q)  except in the ordinary course of business, incur any costs or make any expenditures relating to or in connection with advertising and promotion, research and development or any capital expenditures relating to the business of the Company;

(r)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of the Company or its Subsidiaries existing on the Effective Time; or

(s)  authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

8.2  Acquisition Proposals.  Neither the Company nor any Subsidiary of the Company nor any of their respective officers, directors or Employees shall, and the Company shall direct and cause its and such Subsidiaries’ officers, directors and Employees not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of the Company or any of its Subsidiaries to, or enter into any agreement, commitment or arrangement with, any Person relating to an Acquisition Proposal; provided, however, that, so long as the Company has not breached in any material respect any of its obligations under this Section 8.2 or Section 8.3, nothing contained in this Agreement shall prevent the Company, its directors, officers, or Representatives, prior to the approval and adoption of this Agreement and the transaction contemplated hereby at the Company’s Stockholder Meeting, from (i) providing information in response to a request therefor by a third party who has made an unsolicited written bona fide Acquisition Proposal to acquire all of the issued and outstanding Company Stock, or all or substantially all of the Company’s assets, if the Board of Directors of the Company receives from the third party so requesting such information an executed confidentiality agreement and contemporaneously provides such information to Buyer; (ii) engaging in any negotiations or discussions with any third party who has made an Acquisition Proposal described in clause (i) above; or (iii) withdrawing or modifying in a manner adverse to Buyer or Merger Sub its recommendation in favor of the Merger and this Agreement or recommending to the stockholders of the Company an Acquisition Proposal described in clause (i) above if, in each such case referred to in clause (i) or clause (ii) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Company under applicable Law, and in each such case referred to in clause (iii) above, (A) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Company under applicable Law and (B) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal referred to in clause (iii) above constitutes a Superior Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any Subsidiary of the Company, or any of their respective officers, directors or Employees with any parties conducted heretofore with respect to any Acquisition Proposal. The Company shall (y) as promptly as reasonably practicable (but in no event later than the day after receipt) notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any such third party and (z) identify the terms and conditions of any Acquisition Proposal (including any subsequent changes, modifications and amendments thereto) and the identity of the third party making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to any Acquisition Proposal. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

8.3  Stockholders’ Approval.

(a)  In accordance with any applicable Law, the Company’s Certificate of Incorporation and Bylaws, the Company shall call and hold the Company’s Stockholder Meeting, and the Company shall hold such Company’s Stockholder Meeting as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC. The Company shall solicit from the stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL and the Company’s Certificate of Incorporation and Bylaws to approve and adopt this Agreement and the Merger. Except as permitted by and in accordance with the provisions of Section 8.2, the Board of Directors of the Company may not withdraw or modify in a manner adverse to Buyer or Merger Sub its approval or recommendation of this Agreement or the Merger, or state publicly its intent to do so, or approve or recommend any Acquisition Proposal to the stockholders of the Company, or state publicly its intent to do so, or resolve to take any of the foregoing actions. The Board of Directors of the Company shall submit this Agreement to the stockholders of the Company for approval and adoption whether or not the Board of Directors of the Company at any time withdraws or modifies its recommendation in favor of the Merger and this Agreement in compliance with this Agreement.

(b)  As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use its Commercially Reasonable Efforts to have cleared by the SEC, the Proxy Statement in connection with the Company’s Stockholder Meeting. The Company, Buyer and Merger Sub each shall promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and U.S. federal securities Laws. The Company and Buyer (with respect to Buyer and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Buyer) or its Affiliates based upon written information provided by it (or Merger Sub with respect to Buyer) for inclusion in the Proxy Statement. The Company, prior to filing the Proxy Statement or any amendment or supplement thereto, shall have received written approval from Buyer as to any provision which includes any information provided by Buyer pursuant to Section 7.6.

(c)  The Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide a copy of such comments or requests to Buyer promptly after receipt, and shall promptly provide to Buyer copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Buyer and its counsel the reasonable opportunity to review and comment on any proposed responses to comments, which review shall be concluded as promptly as possible, but in no event more than three (3) business days after the receipt by Buyer of the Company’s proposed responses to comments or other correspondence to the SEC. If at any time after the date the Proxy Statement is mailed to stockholders and prior to the Company’s Stockholder Meeting any information relating to the Company, Buyer or Merger Sub, or any of their respective Affiliates, officers or directors, is discovered by the Company, Buyer or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders of the Company. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC (or sooner if permitted by applicable Law), the Company shall mail the Proxy Statement to the stockholders of the Company. Unless the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and in accordance with the provisions of Section 8.2, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

8.4  All Reasonable Efforts.

(a)  Subject to the terms and conditions herein, each of the Parties shall use all Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective as expeditiously as practicable, the Transactions, including (i) using all Commercially Reasonable Efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including required approvals by any Educational Agency and under the applicable state Laws and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company; (ii) providing such information and communications to Governmental Authorities as they may reasonably request and (iii)  executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Buyer and Merger Sub agrees that, except as otherwise contemplated by this Agreement, it shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect.

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(b)  In furtherance of and without limitation of the foregoing, each of the Company, Buyer and Merger Sub shall (i) respond as promptly as reasonably practicable to any reasonable inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) promptly notify the other Parties hereto of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith), and (iii) provide the other Parties hereto, subject to applicable Law, with copies of all material correspondence, filings, and communications between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority of their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the other Transactions.

8.5  Access to/Confidentiality of Information.  The Company shall (and shall cause its Subsidiaries and its and their respective officers and directors, and shall direct its Representatives to) afford to Buyer and its Representatives and financing sources, including lenders and potential lenders, access, upon reasonable advance notice and during normal business hours, throughout the period prior to the Effective Time to all of its books, environmental and other correspondence, documents, studies, reports and records and its properties, plants and personnel to do such investigation and assessments as Buyer reasonably deems necessary and, during such period, shall provide promptly to Buyer a copy of each report, schedule and other document filed or received by it pursuant to the requirements of U.S. federal securities Laws and such other documents as Buyer may reasonably request. Unless otherwise required by Law, each Party agrees that it will not, and will cause its Representatives (and in the case of Buyer, its financing sources) not to, use any information obtained pursuant to this Section 8.5 for any purpose unrelated to the consummation of the Transactions. No representation or warranty of any Party contained in this Agreement or in any Additional Agreement shall be deemed waived or otherwise affected by any investigation made by any other Party hereto.

8.6  Publicity.  The Parties shall consult with each other and shall mutually agree upon any press releases or public announcement pertaining to the Merger and the other Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with The NASDAQ Capital Market, in which case the Party proposing to issue such press release or make such public announcement shall use all Commercially Reasonable Efforts to consult in good faith with the other Party before any such issuance or announcement. Notwithstanding any provision hereof to the contrary, Buyer and Merger Sub may disclose any and all information relating to this Agreement and the Transactions, including the Merger, the Company and its Subsidiaries, to their financing sources, including lenders.

8.7  Indemnification.

(a)  From and after the Effective Time, Buyer shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless (and advance expenses to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides any undertaking required under applicable Law to repay such advances if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification) each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each individually an “Indemnified Party” and, collectively, the “Indemnified Parties”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between such Person and the Company and the Company Certificate of Incorporation and Bylaws against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnified Party (which shall not be unreasonably withheld or delayed) as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether criminal, civil or administrative, based on or arising out of the fact that such Person is a director or officer of the Company or any of its Subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or after, the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions; provided, however, that Buyer and the Surviving Company shall have no obligation hereunder to any Indemnified Party when, as and if a court of competent jurisdiction shall determine in a final non-appealable judgment that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought after the Effective Time against any Indemnified Parties (whether arising before or after the Effective Time) and, in the written opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there may be a conflict of interest between the position of the Surviving Company or Buyer, as applicable, and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to Buyer and Buyer shall cause the Surviving Company to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, provided, however, that (i) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (ii) neither Buyer, the Company nor the Surviving Company shall be liable for any settlement effected without Buyer’s prior written consent (which shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 8.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both Buyer and Company (or, after the Effective Time, the Surviving Company) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 8.7 except and only to the extent such failure materially prejudices such Party). An Indemnified Party shall not be entitled to the indemnification rights provided for in this Section 8.7 with respect to any claim, action, suit, proceeding or investigation against the Company brought by the Indemnified Party (other than a claim against the Company for indemnification for matters brought by a party other than the Indemnified Party and wrongfully denied by the Company).

(b)  This Section 8.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Company and the Indemnified Parties, shall be binding on all successors and assigns of Buyer and the Surviving Company and shall be enforceable by the Indemnified Parties.

(c)  For a period of not less than six (6) years from the Effective Time, Buyer shall maintain in effect the current policies of directors and officers liability insurance maintained by the Company and its Subsidiaries (provided that Buyer may substitute therefore policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Buyer’s insurer it may be on terms and conditions (other than coverage and amounts) consistent with Buyer’s current coverage, or in lieu thereof obtain single limit tail coverage for such period (which shall be purchased by the Company immediately prior to Closing upon the written request of Buyer)), with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that Buyer shall not be required to pay an annual premium for such insurance in excess of one hundred fifty percent (150%) of the last annual premium paid by the Company for such insurance prior to the date hereof (the “Maximum Amount”) (which premium is set forth in Section 8.7(c) of the Company Disclosure Schedule) and if Buyer is unable to obtain the insurance required by this Section 8.7(c), it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(d)  The obligations of the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section applies without the written consent of such affected Indemnified Party. The rights of each Indemnified Party under this Section 8.7 shall be in addition to any rights such Person may have under the Company Certificate of Incorporation or Bylaws, or under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. All rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in an agreement between any Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof shall continue in full force and effect in accordance with their terms after the Effective Time.

8.8  Certain Benefit Plans.  The Company’s Board of Directors has adopted resolutions to discontinue the purchase after the date hereof of Company common stock under the Company’s 2003 Restated Employee Stock Purchase Plan.

8.9  Regulatory and Other Approvals.

(a)  The Company, with the cooperation of Buyer as and when reasonably requested, shall use Commercially Reasonable Efforts necessary to (i) promptly following the execution of this Agreement, submit a pre-acquisition application to DOE for approval of each Institution to participate in the Title IV Programs following the Merger (“Pre-Closing DOE Review Applications”), (ii) obtain the Pre-Closing Educational Consents set forth in Section 6.6(a)(ii) of the Company Disclosure Schedule, (iii) make any other required pre-closing filings or notifications pertaining to the continuation or renewal of any Educational Approvals following Closing, and (iv) provide such other information and communications to such Governmental Authorities and Educational Agencies or other persons as such Governmental Authorities and Educational Agencies may request in connection with any Education Approval or Pre- or Post-Closing Educational Consent. Each Party will promptly and regularly advise the other Parties concerning the occurrence and status of any material discussions or other communications, whether oral or written, with any Educational Agency, other Governmental Authorities or other third party with respect to any Pre- or Post-Closing Educational Consent, including any difficulties or delays experienced in obtaining any Consent and of any conditions proposed, considered, or requested for any Consent. Buyer shall not contact any Educational Agency or Governmental Authority of the Company prior to Closing with respect to the proposed Merger without the participation and prior consent (which shall not unreasonably be withheld or delayed) of the Company; provided, however, that such prior consent of the Company shall not be required for the Buyer to contact any Educational Agency or Governmental Authority regarding (i) any matters unrelated to the Transactions; or (ii) any matters which pertain solely and exclusively to the Buyer and do not disclose the Transactions. The Company shall provide Buyer, for prior review and comment, each filing proposed to be submitted to any Educational Agency regarding the proposed Merger at least three (3) business days before submitting it to the Educational Agency. The Company and Buyer shall use Commercially Reasonable Efforts to ensure that their respective appropriate officers and employees shall be available to attend, as any Educational Agency may reasonably request, any scheduled hearings or meetings in connection with obtaining any Consent.

(b)  Subject to the terms and conditions herein provided, the Parties shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all Commercially Reasonable Efforts to obtain all approvals required by any contract to consummate the Transactions.

8.10  Stockholder Litigation.  The Parties shall cooperate and consult with one another in connection with any litigation against any of them or any of their respective directors, officers or employees relating to this Agreement or the Transactions. In furtherance of and without limiting the generality of the foregoing, (a) each of the Parties shall use its respective reasonable best efforts to prevail in any such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, (b) the Company shall give Buyer prompt notice and the opportunity to participate in the defense, compromise and settlement of any such litigation, and (c) the Company shall not compromise or settle any such litigation without Buyer’s prior written consent.

8.11  Supplemental Disclosure.  Each Party shall give prompt notice to the other such Parties of, to its Knowledge, (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or incorrect or (ii) any covenant, condition or agreement of such Party contained in this Agreement not to be complied with or satisfied and (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.11 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IX of this Agreement (except as set forth in the next sentence) or otherwise limit or affect the remedies available to any such Party hereunder. The Company shall, from time to time prior to the Closing, promptly supplement or amend Section 6.21 or 6.22 of the Company Disclosure Schedule, or any subsection thereof, with respect to (x) any matter that existed as of the date of this Agreement and should have been set forth in the Company Disclosure Schedule and (y) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in the Company Disclosure Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (x) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement for any purpose, unless expressly consented to in writing by Buyer, in Buyer’s sole and absolute discretion; and provided further, that, with respect to clause (y) above, any such supplemental or amended disclosure with respect to any matter that, alone or together with any other matter previously disclosed, has not had and would not reasonably be expected to have a Company Material Adverse Effect shall be deemed to have been disclosed as of the date of this Agreement.

8.12  Waiver. The Company hereby unconditionally and irrevocably waives all of its rights, remedies and interests in, to and under any and all agreements, arrangements, contracts and understandings, whether written or otherwise, to or by which the Company or its assets or properties are subject or bound, which rights, remedies and interests, whether directly or indirectly, prohibit, restrict or otherwise impair (or would reasonably be expected to prohibit, restrict or impair) the ability of the Company to perform its obligations hereunder or the ability of any party to the Voting Agreements to perform its obligations thereunder or to consummate the transactions contemplated hereby or thereby, including the Merger.

      ARTICLE IX
CONDITIONS

9.1  Conditions to Each Party’s Obligation to Close.   The obligations of each of the Parties to consummate the Transactions are subject to satisfaction or, to the extent permitted by Law, mutual waiver, at or prior to the Effective Time of each of the following conditions:

(a)  Injunction.  There shall not be in effect any Law or any Judgment that prohibits or otherwise restricts consummation of the Transactions; provided, however, that prior to invoking this condition each Party shall use all Commercially Reasonable Efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transactions illegal.

(b)  Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the stockholders of the Company in accordance with applicable Law and the Company Certificate of Incorporation at the Company’s Stockholder Meeting.

(c)  Educational Approvals.

(i)  The Company shall have obtained written responses from DOE to the Pre-Closing DOE Review Applications which responses evidence, in the reasonable judgment of both the Company and Buyer, that (A) the Pre-Closing DOE Review Applications are materially complete; and (B) there is no material impediment to the issuance of a TPPPA to each Institution following the date of Closing; provided, however, subject to Section 9.1(c)(ii), a material impediment shall not include any conditions that may be imposed by DOE concurrently with the issuance of a TPPPA; and provided further that prior to invoking this condition each Party shall use all Commercially Reasonable Efforts to obtain such written responses that include such evidence.

    (ii)  The Buyer shall have received certain reasonable assurances from DOE, as set forth in Section 9.1(c)(ii) of the Buyer Disclosure Schedule, regarding the issuance of a TPPPA or PPPA to any Institution.

(iii)  The Company and each Institution or School, as appropriate, shall have obtained all Pre-Closing Educational Consents listed on Section 9.1(c)(iii) of the Company Disclosure Schedule.

9.2  Additional Conditions to the Obligations of Buyer and Merger Sub to Close.   The obligations of Buyer and Merger Sub to consummate the Transactions are subject to satisfaction or, to the extent permitted by Law, waiver at or prior to the Effective Time of each of the following conditions:

                 (a)  Performance. The Company shall have performed all the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                  (b)  Representations and Warranties. All the representations and warranties made herein by the Company shall have been, and shall be, true and correct in all material respects when made and as of the Effective Time (other than such (i) representations and warranties that are made as of a particular date in which event such representations and warranties shall be true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect which shall be true and correct in all respects).

                   (c)  Limitation of Dissenting Shares. No more than two percent (2%) of the outstanding Company Shares immediately prior to the Effective Time shall be deemed Dissenting Shares entitled to receive such consideration as determined by Section 5.4.

                   (d)  Material Adverse Effect. No change, event, occurrence or state of facts shall exist or shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                   (e)  Certain Actions. There shall not have been instituted or be pending any suit, claim, action or proceeding by or before any Governmental Authority as a result of this Agreement or the Transactions that would reasonably be expected to make consummation of the Transactions illegal or to materially impair the Surviving Company’s ability to conduct its business.

(f)  Financing. Buyer and Merger Sub shall have obtained, pursuant to the Financing Commitments or otherwise, the funds necessary to consummate the Transactions on the terms set forth herein, including amounts sufficient to pay the Merger Consideration and the Covered Expenses.

(g)  Ratio. The Company shall have sufficient cash (without borrowing) so that the Acid Test Ratio of the Company at the close of business on the day immediately preceding the date of Closing is greater than 1.0.

(h)  Cash on Hand. The Company shall have immediately prior to the Effective Time cash on hand (which for these purposes shall include amounts in respect of Covered Expenses incurred and paid by the Company in an amount up to $1,000,000) in an amount of not less than $6,500,000 in excess of the amount required to satisfy the Acid Test Ratio set forth in Section 9.2(g), and the Company shall have furnished to Buyer a certificate of its Chief Financial Officer, in form and substance satisfactory to Buyer, certifying the fulfillment of the condition set forth in this Section 9.2(h).

(i)  Termination of Agreements. The following agreements shall have been unconditionally terminated pursuant to an instrument or instruments in form and substance satisfactory to Buyer, without penalty or premium payable by the Company, the Surviving Company, Buyer or Merger Sub: (a) Convertible Preferred Stock Purchase Agreement by and among the Company, James Seward, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. dated as of February 25, 1997; (b) Subordinated Debenture and Warrant Purchase Agreements by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. dated as of February 25, 1997; (c) Amended and Restated Stockholders’ Agreement between the Company, Cahill Warnock Strategic Partners Fund, L.P, Strategic Associates, L.P., Jack L. Brozman, and Robert F. Brozman Trust Under Agreement Dated December 28, 1989, dated as of November 25, 2002; and (d) Amended and Restated Registration Rights Agreement between the Company, Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P., dated January 10, 2003.

(j)  Consents and Approvals.  Other than with respect to Educational Approvals, which are governed by Section 9.1(c), all consents, approvals and authorizations required to be obtained to consummate the Transactions shall have been obtained by the Company from all Governmental Authorities and other third parties, including those set forth in Section 9.2(j) of the Company Disclosure Schedule.

    (k) Liens. The Company shall have obtained releases, in form and substance reasonably satisfactory to Buyer, of all Liens on its or its Subsidiaries assets and properties, including those set forth in Section 9.2(k) of the Company Disclosure Schedule.

 (l)  Option Waiver. The Company shall have obtained duly executed Option Cancellation and Termination Waivers, in form and substance reasonably satisfactory to Buyer, from each of the holders of Options set forth in Section 9.2(l) of the Company Disclosure Schedule.

9.3  Deliveries. Buyer shall have received at the Effective Time:

(a)  a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 9.2(a) and (b) and Section 9.1(b); and

(b)  certified or verified copies of the Articles or Certificate of Incorporation, the Bylaws, and certificates of good standing for the Company and its Subsidiaries, as Buyer may reasonably request.

9.4  Additional Conditions to the Company’s Obligation to Close.   The obligation of the Company to consummate the Transactions is subject to satisfaction or, to the extent permitted by Law, waiver at or prior to the Effective Time of each of the following conditions:
(a)  Performance. Buyer and Merger Sub shall have performed, in all material respects, all the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(b)  Representations and Warranties. All the representations and warranties made herein by Buyer and Merger Sub shall have been, and shall be, true and correct in all material respects when made and as of the Effective Time (other than such (i) representations and warranties that are made as of a particular date in which event such representations and warranties shall be true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect which shall be true and correct in all respects).

9.5  Deliveries. The Company shall have received at or prior to the Effective Time:

(a)  a certificate dated the Effective Time and executed by the President or a Vice President of Buyer certifying as to Buyer to the fulfillment of the conditions specified in Sections 9.4(a) and (b);

(b)  a certificate dated the Effective Time and executed by an authorized officer of Merger Sub certifying as to Merger Sub to the fulfillment of the conditions specified in Sections 9.4(a) and (b); and

(c)  an executed copy of the Paying Agent Agreement pursuant to Section 5.3.

ARTICLE X
TERMINATION AND REMEDIES

10.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company by written notice:

(a)  by the mutual written consent of Buyer and the Company;

(b)  by either Buyer or the Company, if:

(i)  any court of competent jurisdiction in the U.S., or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement under this Section 10.1(b)(i) shall have used Commercially Reasonable Efforts to remove such, order, decree ruling or action; or

(ii)  if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Authority which would make consummation of the Merger illegal; or

(iii)  (A) the Merger shall not have been consummated prior to the date that is one hundred eighty (180) days after the date of this Agreement, provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii)(A) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date; provided further, that neither Party shall have the right to terminate this Agreement under this Section 10.1(b)(iii)(A) if the Merger shall not have been consummated by such date because (y) of the entering prior to such date of an order or any pending action commenced by any applicable federal governmental antitrust authority seeking an order which would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; or (z) of the failure of the conditions set forth in Section 9.1(c)(iii) to be satisfied by such date; or (B) the Merger shall not have been consummated prior to the first anniversary of the date of this Agreement; or

(iv)  if the Stockholders of the Company do not adopt and approve this Agreement and Merger at the Company’s Stockholder Meeting (including any adjournment or postponement thereof; provided, however, that the right to terminate the Agreement pursuant to this Section 10.1(b)(iv) shall not be available to any Party whose action, failure to act or breach of this Agreement has been a principal cause of or resulted in the failure of the stockholders of the Company to adopt and approve this Agreement and the Merger).

(c)  by Buyer, if:

(i)  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement (A) of which the Company has been given notice in writing by Buyer, (B) which has not been cured by the Company within thirty (30) days of such notice and (C) which would give rise to the failure of any of the conditions set forth in Article IX of this Agreement; or

(ii)  the Board of Directors of the Company (w) withdraws or modifies in a manner adverse to Buyer or Merger Sub its approval or recommendation of this Agreement or the Merger, or states publicly its intent to do so, or fails to reconfirm such recommendation within one business day of a written request by Buyer for such reconfirmation, (x) approves or recommends any Superior Proposal to the Stockholders, or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender offer or exchange offer that constitutes an Acquisition Proposal within ten (10) business days from the commencement thereof (including by means of taking no position with respect to the acceptance thereof by the stockholders), or (z) resolves to take any of the foregoing actions.

(d)  by the Company, if:

(i)  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of Buyer with respect to its representations, warranties and covenants set forth in this Agreement (A) of which Buyer has been given notice in writing by the Company, (B) which has not been cured by Buyer within thirty (30) days of such notice and (C) which would give rise to the failure of any of the conditions set forth in Article IX of this Agreement; or

(ii)  prior to the approval and adoption of this Agreement and the Transactions at the Company’s Stockholder Meeting, the Board of Directors of the Company authorizes the Company to enter into a definitive acquisition, merger or similar agreement with respect to any Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(d)(ii) unless (A) three (3) business days shall have elapsed after delivery to Buyer of a written notice of such authorization by the Board of Directors of the Company and, during such three (3) business day period, the Company shall have reasonably cooperated with Buyer, including informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, with the intent of enabling Buyer to agree to a modification of the terms and conditions of this Agreement so that the Transactions may be effected, and (B) at the end of such three (3) business day period, the Board of Directors of the Company shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and provided, further, that the Company may only exercise its right to terminate this Agreement pursuant to this Section 10.1(d)(ii) only if the Company has complied with its obligations under Section 8.2 and simultaneously paid the amounts payable under Section 10.2(b).

10.2  Effect of Termination.

(a)  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no further effect, without any liability on the part of any Party hereto or its Affiliates, directors, officers or stockholders, provided that, notwithstanding the foregoing, the provisions of Section 8.6, this Section 10.2 and Article XI shall survive such termination and shall continue to be of binding effect. Nothing contained in this Section 10.2 shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)  In the event of the termination of this Agreement by (i) the Company pursuant to Section 10.1(d)(ii), (ii) the Company pursuant to Section 10.1(b)(iii) or (iv) due to the failure of the Company’s stockholders to approve and adopt this Agreement or the Merger or (iii) Buyer pursuant to Section 10.1(c)(ii) and, solely with respect to this clause (iii), (A) at such time there exists an Acquisition Proposal from a third party for the Company and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with such third party with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the sum of $3,250,000 plus the amount of Covered Expenses (up to $1.5 million) incurred by Buyer and Merger Sub. Any payment required to be paid pursuant to this Section 10.2(b) shall be made: (x) in the case of termination pursuant to Section 10.1(d)(ii), prior to, and as a condition precedent to the effectiveness of the termination of this Agreement; (y) in the case of termination pursuant to any Section 10.1(c)(ii), within one business day after the Company enters into a definitive agreement or consummates a transaction; and (z) in the case of any other termination for which a payment is to be paid pursuant to this Section 10.2(b), within two (2) business days after such termination.

(c)  In the event of a termination of this Agreement by the Company pursuant to Section 10.1(d)(i), Merger Sub shall pay to the Company, within five (5) business days after such termination, $500,000 in respect of the Covered Expenses incurred by the Company.

ARTICLE XI
GENERAL PROVISIONS

11.1  Expenses.  Except as otherwise provided in Section 10.2(b), all Covered Expenses shall be paid by the Party incurring such Covered Expenses.

11.2  Nonsurvival.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article XI. Nothing in this Section 11.2 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

11.3  Modification or Amendment.  This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the parties hereto, at any time prior to the Effective Time, subject to the provisions of the DGCL; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

11.4  Waiver.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived, at any time prior to the Effective Time, by such party in whole or in part to the extent permitted by Law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in writing signed on behalf of such party, and shall not be inferred by the failure of any such party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

11.5  Notices.  All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

If to the Company, to

Jack L. Brozman
President and Chief Executive Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive
Mission, Kansas 66202
Telephone: (913) 831-9977
Telecopier: (913) 831-6460

with a copy to:

Thomas W. Van Dyke, Esquire
Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
Telephone: (816) 374-3200
Telecopier: (816) 374-3300

If to Buyer or Merger Sub, to

Liberty Partners Holdings 28 LLC
c/o Liberty Partners
1177 Avenue of the Americas
34th Floor
New York, New York 10036
Telephone: (212) 541-7676
Telecopier: (212) 649-6076
Attention: G. Michael Stakias

with a copy to:

Ronald Fisher, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Telephone: (215) 569-5500
Telecopier: (215) 569-5555

or such other Persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third (3rd) day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

11.6  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles of the conflicts of law thereof.

11.7  Entire Agreement.  This Agreement, including the Additional Agreements, constitute the entire agreement and understanding of the parties with respect to the Transactions and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

11.8  Binding Effect.  This Agreement shall be binding upon and inure solely to the benefit of the Parties, and their respective successors and assigns, to the extent allowed hereby. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 8.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

11.9  Assignment.   Neither this Agreement nor any rights, interests, remedies or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto, except that (a) Buyer may assign any or all of its rights, interests, remedies, or obligations hereunder to any of its wholly owned Subsidiaries without the prior written consent of the other Parties hereto and (b) Buyer or Merger Sub may assign any or all of its rights, interests, remedies, or obligations hereunder in connection with the financing contemplated by the Transactions without the prior written consent of the other Parties hereto.

11.10  Counterparts.   This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

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11.11   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective duly authorized officers as of the date first above written.

COMPANY:

CONCORDE CAREER COLLEGES, INC.

By:
Name: Jack L. Brozman
Title:	President and Chief Executive Officer

BUYER:

LIBERTY PARTNERS HOLDINGS 28 LLC

By: Liberty Partners, L.P., its Sole Manager
By: PEB Associates, Inc., its General Partner

By:
Name: G. Michael Stakias
Title: President

MERGER SUB:
TEACH ACQUISITION CORPORATION

By:
Name: Yvonne V. Marsh
Title: Vice President and Secretary